Exhibit 99.1

June 16, 2008

Dear CSX Shareholder:

Time is short, but you can still vote the WHITE proxy card to support the CSX Board at the June 25th Annual Meeting.  In taking this important action with regard to your investment, we urge you to consider CSX’s proven track-record and clearly articulated plan for the future.  We think you should be aware that last week, a Federal Court determined that the TCI Group violated securities laws and two of its principals testified falsely to the court under oath.

 FEDERAL COURT FINDS THAT THE TCI GROUP VIOLATED SECURITIES LAWS IN CONNECTION WITH ITS INVESTMENT IN CSX

A Federal Court found last week that the TCI Group testified falsely under oath and violated federal securities laws in connection with its investment in CSX.  We believe you should carefully consider the TCI Group’s motivations and credibility as you make your important voting decision.

What the TCI Group said…	What the Court found…
“The accusation that we seek control of the company.  That’s nonsense.”
Chris Hohn (TCI Group Board Nominee), June 9, 2008 RiskMetrics Investor Forum

 “TCI is not seeking and has never sought control of CSX.”
Snehal Amin (TCI Partner), March 5, 2008 U.S. House of Representatives Railroad Subcommittee

“[TCI and 3G] have sought to control CSX for over a year.  As obstacles to control surfaced, they adapted their strategy for achieving control, making disclosures only when convenient to their strategy.”
Findings of U.S. District Court for the Southern District of New York, June 11, 2008

DAVID FABER: “If you win five seats on the Board are you going to seek the removal of Mr. Ward as Chairman and CEO?”
SNEHAL AMIN: “No – absolutely not.”
Excerpt from Snehal Amin’s June 2008  interview with David Faber of CNBC

“We haven’t called for a management change.”
Snehal Amin, March 5, 2008 U.S. House of Representatives Railroad Subcommittee

In early April 2007, TCI reached out to another railroad CEO, “to inquire whether ‘he would be interested in coming in as CEO of CSX.’”
Findings of U.S. District Court for the Southern District of New York, June 11, 2008

“The truth is, we never seriously pursued any LBO.”
Chris Hohn, June 9, 2008 RiskMetrics Investor Forum

“We did not want a sale of CSX and we have said publicly that we don’t want the company to be sold.”
Snehal Amin, March 5, 2008 U.S. House of Representatives Railroad Subcommittee

“[D]uring December 2006, [TCI] began to investigate the possibility of a leveraged buyout (‘LBO’)” of CSX.

“[TCI] subsequently enlisted Deutsche Bank to analyze its LBO proposal, and Deutsche Bank concluded that CSX was a ‘terrific LBO candidate’.”
Findings of U.S. District Court for the Southern District of New York, June 11, 2008

What the TCI Group said…	What the Court found…
“I actually don't know when…3G acquired stock, and we've never had any agreement to work together until December [2007], when we'd agreed to work together…”
Snehal Amin, March 5, 2008 U.S. House of Representatives Railroad Subcommittee

“These circumstances – including…3G’s striking patterns of share repurchases immediately following meetings with Hohn and Amin…all suggest that [TCI and 3G’s] activities from at least as early as February 13, 2007, were the products of concerted action notwithstanding the defendants’ denials.”
Findings of U.S. District Court for the Southern District of New York, June 11, 2008

“What's the big deal? We didn't do anything wrong." Gilbert Lamphere, (TCI Group Nominee), as quoted on June 12, 2008 in The Wall Street Journal in reaction to the Court’s findings
The TCI Group’s principals “testified falsely in many respects,” engaged in a “plan or scheme to evade the reporting requirements,” and violated federal securities laws.
Findings of U.S. District Court for the Southern District of New York, June 11, 2008

CSX HAS A PROVEN TRACK RECORD OF BUILDING SHAREHOLDER VALUE
AND WILL CONTINUE BUILDING VALUE FOR ITS INVESTORS

Since 2003, under the stewardship of this Board, CSX has been implementing its carefully designed, balanced approach to shareholder value creation.  As a result of the successful execution of this strategy, we achieved $500 million in real productivity gains from 2004 though 2007 and delivered market and industry leading shareholder returns over the last one, three and five years of 56%, 244% and 347%*, respectively.  In other words, if you bought CSX stock five years ago, your investment would have returned approximately three and a half times its original value to you!

The CSX Board and management team have a proven plan to continue creating shareholder value.  We are confident that we can achieve compound annual growth in EPS of 18% to 21% (before the impact of share repurchases) through 2010 over the 2007 base†.

In contrast to CSX’s industry-leading results and successful strategic plan, the TCI Group has admitted it has “no detailed operating plan” for CSX.  The TCI Group has offered only unsubstantiated criticisms, misleading analyses, distortions of the truth and unlawful behavior including false testimony under oath.

Ask yourself who is best suited to represent your interests on the CSX Board?

Board members who have a proven track-record of creating value and a plan for building the value of your investment?

- or -

A group that has violated securities laws, testified falsely in Federal Court and made numerous suggestions that could have destroyed value in CSX?

Protect your investment:  please vote your WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning your WHITE proxy card in the enclosed postage-paid envelope.  It is important to remember that only the latest dated proxy card counts.  If you previously voted a blue card to register a protest against the TCI nominees, it cancelled any earlier vote you submitted on the WHITE card.  Therefore, we urge you to please take the time today to vote again – using the WHITE proxy card – FOR the CSX nominees.

Thank you for your support,

On behalf of the CSX Corporation Board of Directors,
Michael J. Ward, Chairman, President and Chief Executive Officer

* Total shareholder returns referenced in this letter are as of May 30, 2008.
† EPS growth is based on 2007 comparable diluted EPS from continuing operations, which represents actual diluted EPS from continuing operations of $2.74 less $.04 for gains on insurance recoveries.

IMPORTANT

We urge you NOT to sign any blue proxy card sent to you by the TCI Group--not even as a protest against them.  If you have already done so, you have the legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders call toll-free:  877-750-9497

Forward-looking statements
This information and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” “estimate” and similar expressions. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

Important Information
In connection with the 2008 annual meeting of shareholders, CSX Corporation ("CSX") has filed with the SEC and is mailing to shareholders a definitive Proxy Statement dated April 25, 2008.  Security holders are strongly advised to read the definitive Proxy Statement because it contains important information. Security holders may obtain a free copy of the definitive Proxy Statement and any other documents filed by CSX with the SEC at the SEC’s website at www.sec.gov. The definitive Proxy Statement and these other documents may also be obtained for free from CSX by directing a request to CSX Corporation, Attn: Investor Relations, David Baggs, 500 Water Street C110, Jacksonville, FL 32202.  CSX, its directors, director nominee and certain named executive officers and employees may be deemed to be participants in the solicitation of CSX’s security holders in connection with its 2008 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in CSX’s definitive Proxy Statement and its May 15, 2008 letter to shareholders filed with the SEC as definitive additional soliciting materials.